For the annual period ended December 31, 2007.
File number 811-05597
Dryden Short-Term Bond Fund, Inc.

ITEM 77D1
Policies with Respect to Security Investment


THE PRUDENTIAL INVESTMENT PORTFOLIOS, INC.
JennisonDryden Asset Allocation Funds
JennisonDryden Conservative Allocation Fund
JennisonDryden Moderate Allocation Fund
JennisonDryden Growth Allocation Fund

DRYDEN SHORT-TERM BOND FUND, INC.
Dryden Short-Term Corporate Bond Fund

 Supplement dated October 10, 2007 to the Prospectus

This Supplement amends the Prospectus of each of the Funds referenced above and is in addition to any existing supplement to a Fund's Prospectus. All of the changes disclosed in this supplement may not apply to you, including, but not limited to, if you are a beneficial owner of shares of a Fund or if the disclosure pertains to a share class that you do not own or to a share class not within your Fund.

1. JennisonDryden Asset Allocation Funds

A. The Board of Directors of The Prudential
Investment Portfolios, Inc. approved new primary blended performance benchmarks for the
JennisonDryden Conservative Allocation Fund (the
Conservative Allocation Portfolio), the
JennisonDryden Moderate Allocation Fund (the
Moderate Allocation Portfolio), and the
JennisonDryden Growth Allocation Fund (the
Growth Allocation Portfolio). The Portfolios' current primary blended performance benchmarks and new secondary blended performance benchmarks are listed below. Such changes are expected to become effective on or about October 15, 2007.

Current Primary Blended Performance Benchmarks for
JennisonDryden Asset Allocation Funds

Conservative
Allocation Fund
Moderate
Allocation Fund
Growth Allocation Fund
S&P 500
5%
8%
9%
S&P 500/Citi Growth
10%
14%
18%
S&P 500/Citi Value
10%
14%
18%
Russell 2500
5%
12%
20%
MSCI EAFE
10%
17%
25%
Lehman Brothers US Corp
High Yield
5%
5%
2%
Lehman Brothers
Intermediate Government
25%
15%
8%
Merrill Lynch 1-3 Year Corporate
20%
10%
0%
90-day T-bill
10%
5%
0%

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New Primary Blended Performance Benchmarks for
JennisonDryden Asset Allocation Funds

Conservative
Allocation Fund
Moderate
Allocation Fund
Growth Allocation Fund
Russell 3000
25%
45%
60%
MSCI EAFE
10%
15%
25%
Lehman Brothers Aggregate Bond
30%
20%
10%
Merrill Lynch 1-3 Year Corporate
30%
15%
0%
Citigroup BMI World Property
5%
5%
5%

B. The information appearing under the heading
"SUBADVISER AND PORTFOLIO MANAGERS" is
deleted in its entirety and replaced with the information set forth below to reflect the addition of Joel M. Kallman as a portfolio manger for the JennisonDryden Asset Allocation
Funds.

Quantitative Management Associates LLC (QMA) is the investment subadviser of each Portfolio. Its address is Gateway Center Two, Newark, NJ 07102. QMA is a direct, wholly-owned subsidiary of PIM. PI has responsibility for all investment advisory services, supervises QMA and pays QMA a fee of .05% of each Portfolio's average net assets for its services.

QMA typically follows a team approach in the management of its portfolios. QMA uses a disciplined investment process based on fundamental data, driven by its quantitative investment models. QMA incorporates into its investment process insights gained from its original research and the seasoned judgment of its portfolio managers and analysts. The members of QMA's portfolio management team with primary responsibility for managing the Portfolios are listed below.

Ted Lockwood is a Managing Director of
QMA. Ted is responsible for managing
portfolios, investment research, and new product development. Ted joined QMA's predecessor in 1988. Previously, Ted was with AT&T and a member of the technical staff at AT&T Bell Laboratories. Ted graduated summa cum laude with a BE in Engineering from Stony Brook University and received an MS in Engineering and an MBA in Finance from Columbia
University.

Joel M. Kallman , CFA, is an Investment Associate and analyst for QMA. Joel prepares and reports on economic and market valuation research for the group's Asset Allocation team. Prior to joining
QMA, Joel held various positions within Prudential's
Fixed Income group in areas, such as, high yield credit analysis, performance reporting, and marketing. He earned a BS and MBA in Finance from Rutgers University. Joel is also a CFA charterholder, and member of the New York Society of Security Analysts.



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Stacie L. Mintz is a Portfolio Manager for QMA. Stacie
manages the overall asset allocation for several large pension plans including Prudential's own pension plan. In addition, she manages several retail balanced portfolios and an institutional tax managed equity fund. Stacie started with the Prudential Asset Management Group in 1992 as a member of the Comptroller's Group. She joined QMA's predecessor in 1994 to work with the balanced management business. In 1997, she became a member of QMA's Investment Committee. Stacie earned a BA in Economics from Rutgers University and an MBA in Finance from New York University.
A discussion regarding the basis for the Board's approval of the Portfolios' investment advisory agreements is available in the Portfolios' annual report (for any agreements approved during the six-month period ended September 30) and will be available in the Portfolios' semi-annual report (for any agreements approved during the six-month period ended
March 31).

2. Dryden Short-Term Corporate Bond Fund

The Board of Directors of Dryden Short-Term Bond
Fund, Inc. recently approved the following investment policy changes for the Dryden Short-Term Corporate
Bond Fund (the Corporate Bond Fund):


a.
terminating the requirement that the Corporate Bond
Fund invest at least 80% of its investable assets in individual corporate bonds with maturities of six years or less and instead require the Corporate Bond Fund to invest at least 80% of its investable assets in individual corporate bonds of any maturity;

b.
increasing the Corporate Bond Fund's
ability to invest in debt obligations rated BB or lower by Standard & Poor's Ratings
Services (S&P), Ba or lower by Moody's
Investors Service Inc. (Moody's), or the equivalent by another major rating service
("high-yield" or "junk" bonds) from 10% to 20% of the Corporate Bond Fund's investable assets; and

c.
allowing the Corporate Bond Fund to invest up to 5% of its net assets in taxable preferred securities, including without limitation, trust preferred securities.








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The current and revised investment policies are described below. These revised investment policies are expected to become effective on or about March 1, 2008.

Current Non-Fundamental Investment Policy
Revised Non-Fundamental Investment Policy
1. We invest, under normal circumstances, at least 80% of the Fund's investable assets in bonds of corporations with maturities of six years or less.

2. We may invest up to 10% of the Fund's investable assets in below investment-grade debt obligations rated BB by S&P, Ba by Moody's or the equivalent by another major rating service (known as high yield securities or junk bonds).


3. No express reference to Fund's ability to invest in taxable preferred securities.

1. We invest, under normal circumstances, at least 80% of the Fund's investable assets in bonds of corporations with varying maturities.

2. We may invest up to 20% of the Fund's investable assets in debt obligations rated BB or lower by S&P, Ba or lower by Moody's or the equivalent by another major rating service (known as high yield securities or junk bonds), or if unrated, deemed by PIM-Fixed Income to be of comparable quality.

3. We may invest up to 5% of the Fund's net assets in taxable preferred securities, including, without limitation, trust originated preferred securities, monthly income preferred securities, quarterly income bond securities, quarterly income debt securities, quarterly income preferred securities, corporate trust securities, public income notes and other trust preferred securities.


A. 80% Investment Policy Change . Under the former investment policy, the Corporate Bond Fund had to invest at least 80% of its investable assets in individual corporate bonds with maturities of six years or less. Under the new investment policy, the Fund may invest at least 80% of its investable assets in individual corporate bonds of any maturity. Despite these changes, the effective duration of the Corporate Bond Fund's portfolio will still generally be less than three years, and its dollar-weighted average portfolio maturity will still generally be between two and three years.

B. Description of "High-Yield" or "Junk" Bonds .
The Corporate Bond Fund's ability to invest in debt obligations rated BB or lower by S&P, Ba or lower by Moody's or the equivalent by another major rating service ("high-yield" or "junk" bonds) was increased from 10% to 20% of the Fund's investable assets. This increased limit would also apply to securities that are not rated by S&P, Moody's, or another major rating agency but deemed by PIM-Fixed Income to be of comparable quality. To the extent that the Corporate
Bond Fund increases its exposure to below investment-grade securities, it will be subject to increased credit risk (i.e., the risk that the issuer of such securities may default on its payments of principal and interest). In addition, the market for below investment-grade securities may be less liquid than the market for higher-rated securities, especially during times of general economic distress. As a result, below investment-grade securities may be more difficult to value and sell at acceptable prices.



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C. Description of Trust Preferred Securities and Related Risks .
In order to issue trust preferred securities, a bank holding company or other operating company creates a trust or other special purpose vehicle (SPV). The SPV would issue preferred securities to investors. The SPV would take the proceeds of the preferred security issuance and loan such funds to the bank holding company or operating company. The bank holding company or operating company would then issue debentures as evidence of its indebtedness to the SPV.
Trust preferred securities are often referred to as "hybrid" securities because they possess the characteristics of both subordinated debt and preferred stock. Trust preferred securities are long term instruments (i.e., 30 years or more to maturity but some are perpetual), allow early redemption by the issuer, make periodic fixed or variable interest payments, and mature at face value. In addition, trust preferred securities issued by bank holding companies will usually allow the deferral of interest payments for up to 5 years. Also, some trust preferreds are non-cumulative. Trust preferred securities are treated as debt for federal income tax purposes. As a result, dividend payments made with respect to such trust preferred securities are treated as interest rather than dividends for federal income tax purposes and, as such, are not eligible for the dividends received deduction or the reduced tax rate applicable to qualifying dividend income under the Internal Revenue Code of 1986. Trust preferred securities are typically subordinated to other classes of the issuing company's debt. As a result, trust preferred securities have ratings that are slightly below that of its corresponding company's senior debt securities and are subject to a greater degree of recovery risk than the senior debt securities of the operating company. In addition, the market for taxable preferred securities may not be as liquid as the market for the corresponding company's senior debt securities. As a result, below investment-grade securities may be more difficult to value and sell at acceptable prices.

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